EXHIBIT 2.16








      AFFILIATION AGREEMENT AND ASSET PURCHASE AGREEMENT


      THIS AFFILIATION AGREEMENT AND ASSET PURCHASE AGREEMENT is entered into as of the 16th day of January, 1998, by and among Omega Orthodontics, Inc., a Delaware corporation ("OMEGA") and William W. Beazley, D.D.S. ("Dr. Beazley"), who is duly licensed to practice orthodontics in the State of California (the "State") and William W. Beazley, D.D.S., Inc., a California professional corporation (the "PC").

                            RECITALS

      A. OMEGA provides professional management and marketing services to orthodontic practices in the United States, which services include providing practice management systems, office space, equipment, furnishings and active administrative personnel necessary for the operation of orthodontic practices, and which services are provided directly or indirectly through management services organizations.

      B. Dr. Beazley owns all of the issued and outstanding shares of the PC.

      C. The PC owns and operates an orthodontic practice (the "Orthodontic Practice") with offices located at offices located at 5400 Balboa Boulevard, Suite 321, Encino, California 91315-1596 (the "Orthodontic Office") and furnishes orthodontic care to the general public. As the owner and operator of the Orthodontic Practice, the PC is the owner of a leasehold interest in a lease of the Orthodontic Office, the owner of certain personal property located at the Orthodontic Office, a party to certain contracts relating to the Orthodontic Practice and the beneficiary of other rights related to the Orthodontic Practice.

      D. OMEGA has conducted a review of the Orthodontic Practice, and has reviewed the Orthodontic Practice's unaudited financial statement (the "Financial Statement"), a copy of which is attached hereto as Exhibit A . Based on its review of the Orthodontic Practice and the Financial Statement, OMEGA has issued the report (the "Report"), a copy of which has been furnished to Dr. Beazley. Dr. Beazley has reviewed the Report and OMEGA's literature, and agrees with the Report and the concepts of OMEGA's Exceptional Practice.

      E. Subject to the terms and conditions of this Agreement, OMEGA, Dr. Beazley and the PC have determined that it is in the best interests of each for OMEGA to purchase from the PC certain of the assets comprising the Orthodontic Practice as provided in
Section 1.1 hereof.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:


                           ARTICLE 1.
                        ASSET PURCHASE

      a. Purchase; Consideration and Payment. At the Effective Time (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, the PC agrees to sell, transfer, convey, assign and deliver to OMEGA, and OMEGA agrees to purchase and acquire from the PC and take delivery of, for the consideration hereinafter provided, all of the PC's right, title and interest in and to all of the assets of the Orthodontic Practice, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, including the assets listed on Schedule II to the Bill of Sale and Assignment (the "Bill of Sale") attached hereto as Exhibit D (such assets and rights of the PC are collectively referred to as the "Assets"), excepting therefrom the assets listed on Schedule I to the Bill of Sale (the "Excluded Assets"), and including without limitation the following Assets:

           i. a lease of the Orthodontic Office, including all rights and remedies (the "Lease");

           ii. all books, records, machinery and equipment used or owned by the Orthodontic Practice and all other tangible and intangible personal property at or related to the Orthodontic Office, whether or not located at the Orthodontic Office, or to the Orthodontic Practice conducted therein, whether or not located at the Orthodontic Office;

          iii. all Contracts (as defined below in Section 2.1);

           iv. all prepaid claims, prepaid taxes and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by the PC to any other person relating to the Orthodontic Practice;

           v. all Accounts Receivable of the PC on the close of business on the Closing Date and the PC's right to reimbursement for all professional services provided to managed care and fee-for-services patients. "Accounts Receivable" shall include all rights to payment for goods or services rendered, and all other obligations and receivables from others, no matter how evidenced relating to the Practice, including purchase orders, notes, instruments, drafts and acceptances and all guarantees of the foregoing, and security therefor, relating to the Practice; and

           vi. any rights of Dr. Beazley or the PC pertaining to any counterclaims, set-offs or defenses he or it may have with respect to any of the liabilities assumed by OMEGA;

free and clear of any liens, encumbrances, restrictions or claims of any kind (other than those liens, encumbrances, restrictions and claims expressly disclosed to OMEGA and affirmatively accepted by OMEGA prior to the Effective Time), without any further action on the part of any holder thereof, for an aggregate consideration (the "Consideration") of:

                (1) One Million Dollars ($1,000,000) in cash or cash equivalents (the "Cash Component");

                (2)   Four  Hundred  and Sixty  Thousand  Dollars
($460,000) to be represented by issuance to the PC of shares of OMEGA common stock (the "OMEGA Stock") based upon a value per share equal to the average daily closing sales price per share of the OMEGA common stock on the NASDAQ SmallCap Market for each business day (Monday through Friday, not including legal holidays) of the calendar week ending on the Friday immediately preceding the Closing Date, rounded down to the nearest whole number of shares, which shall thereupon be issued to the PC, fully paid and nonassessable (the "Stock Component").

     b.   Adjustment; Allocation.

           i. The Consideration is based on the value of the Assets as determined by OMEGA from the information set forth in the Financial Statement. At OMEGA's option, OMEGA will cause an audit (the "Audit") of the Financial Statement and the books and records of the PC to be completed prior to Closing to confirm the accuracy and completeness of the information in the Financial Statement.

           ii. The Consideration shall be subject to adjustments at Closing for: (i) prepaid and underpaid rent and other lease obligations, if the leases are to be continued after Closing, as well as for other agreed normal and customary prepaid and underpaid expenses; (ii) any accrued but unpaid salaries, bonuses and other compensation, fringe and health insurance benefits, employment or payroll taxes and related employment obligations; and (iii) any accounts payable of the Orthodontic Practice which have accrued prior to the Effective Time and which remain unpaid as of such time (the "Accounts Payable").

           iii. The adjustments to the Consideration, if any, shall be applied in the following order of priority; first to the Cash Component, and the balance, if any, to the Stock Component.

            iv. The parties hereby agree to allocate the Consideration among the Assets in accordance with the attached Exhibit B. The parties agree to file timely any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. The parties further agree that they shall report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the allocation determined pursuant to this section, and that they shall not take any position inconsistent therewith in connection with any tax return, refund claim, litigation or otherwise.

      c. Time and Place of Closing. The closing of the transactions contemplated hereby (herein called the "Closing") shall be held immediately before the Effective Time at the offices of Rosenthal and Smith, 6345 Balboa Blvd., Suite 330,
Encino, California 91316-1524 on January 16, 1998, or at such other place, date or time as may be fixed by mutual agreement of the parties.

      d.    Delivery of Records, Contracts; Transfer of Accounts.
At the Closing Dr. Beazley and the PC shall deliver or cause to be delivered to OMEGA:

           i. All of the Assets, including without limitation, books, records, leases, contracts, employment agreements, non-compete agreements, commitments and rights relating to the Orthodontic Practice, with such rights of transfer so as to allow OMEGA of the full benefit of the same.

          ii. Evidence of malpractice insurance coverage for the current and five (5) prior years, and if applicable, evidence of so-called "tail" insurance for such period naming Dr. Beazley (and any successor) as a co-insured or otherwise assigning to OMEGA and its successor the full benefits thereof.

           iii. Any documentation necessary for the transfer of any of the Assets, including the Bill of Sale, together with any warranty or other documentation. Dr. Beazley shall cooperate with OMEGA in the transfer of any utility accounts for the Orthodontic Office.

                           ARTICLE 2.
                      ASSUMED LIABILITIES

      a. Contracts. For purposes of this Article II the term "Contracts" shall only mean only those licenses, permits, contracts, leases, subleases, permits, registrations, authorizations, commitments, purchase orders, contracts to purchase materials, contracts to perform or receive services (including work in process) and supplies, and all other agreements (whether written or oral) that relate to the Orthodontic Practice and are set forth on Exhibit Y attached hereto.

     b. Transfer. At the Closing, Dr. Beazley and the PC shall assign and transfer or cause to be assigned and transferred to OMEGA all of Dr. Beazley's and the PC's right, title and interest in and to the Contracts and OMEGA shall assume and agree to perform all obligations and liabilities on the part of Dr. Beazley and the PC under the Contracts accruing on and after the Effective Time; provided that to the extent that the assignment of any Contract is not permitted without the consent of the other party or parties to such Contract, this Agreement shall not constitute an agreement to assign such Contract if such consent is not given; and provided further that Dr. Beazley, the PC and OMEGA, as appropriate, shall use all reasonable efforts to obtain such consents, it being understood that such reasonable efforts shall not include any requirement to offer or grant financial accommodations to any third party.

      c. Assumption of Liabilities by OMEGA. At the Closing, Dr. Beazley and the PC shall assign to OMEGA, and OMEGA shall assume and pay, perform and discharge, and indemnify and hold Dr. Beazley and the PC harmless from and against, all obligations and liabilities on the part of the PC under the Contracts arising on and after the Effective Time and no other liabilities or obligations of Dr. Beazley or the PC (collectively, the "Assumed Liabilities").

     d. No Enlargement. The assumption by OMEGA of the Assumed Liabilities shall not enlarge any rights or remedies of any third party under any Contract with Dr. Beazley or the PC. OMEGA agrees to indemnify, defend and hold Dr. Beazley and the PC and his or its employees, harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and costs) pertaining to the Assumed Liabilities.

      e. No Other Liabilities Assumed. OMEGA, Dr. Beazley and the PC intend that OMEGA shall not assume or be obligated to pay, perform or discharge any of Dr. Beazley's and the PC's obligations other than the Assumed Liabilities specified in
Section  2.3.   Except for the Assumed Liabilities  specified  in
Section 2.3, OMEGA, Dr. Beazley and the PC expressly agree OMEGA is acquiring the Assets free and clear of all liens, claims of any kind, encumbrances and restrictions.


                           ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES

     The Representations and Warranties of Dr. Beazley and the PC in the attached Schedule 1 are hereby incorporated as if fully set forth herein. The Representations and Warranties of OMEGA in the attached Schedule 2 are hereby incorporated as if fully set forth herein. Capitalized words and expressions used in this Agreement and which are defined in said Schedules 1 and 2 shall have the same meaning as they are given therein.

                           ARTICLE 4.
              COVENANTS OF DR. BEAZLEY AND THE PC

      Dr. Beazley and the PC hereby covenant and agree with OMEGA as follows:

      a.    Conduct  of  Business.   Between  the  date  of  this
Agreement and the Closing, Dr. Beazley and the PC will do the following unless OMEGA shall otherwise consent in writing:

           i. conduct the PC's business only in the ordinary course of business, and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

            ii. refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $1,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the Assets;

           iii. refrain from incurring any contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

           iv. use their best efforts to keep available the present employees of the PC and to preserve the goodwill of all patients, suppliers, and others having business relations with Dr. Beazley and the PC;

           v. not commit or fail to commit any act which would cause Dr. Beazley or the PC to suffer the revocation, suspension or limitation of Dr. Beazley's or the PC's license; and

          vi. permit OMEGA and its authorized representatives to have full access to all of Dr. Beazley's properties, assets, records, tax returns, records, contracts and documents and those of the PC and furnish to OMEGA or its authorized representatives such financial and other information with respect to his and the PC's business or properties as OMEGA may from time to time reasonably request.

      b. Authorization from Others. Prior to the Closing, Dr. Beazley and the PC will have obtained all assignments, authorizations, consents and permits of others required to permit the consummation by Dr. Beazley and the PC of the transactions contemplated by this Agreement.

      c. Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to them prior to the date hereof, of any of their representations and warranties contained in or referred to in this Agreement, Dr. Beazley and the PC shall give detailed written notice thereof to OMEGA and shall use their best efforts to prevent or promptly remedy the same.

      d. Consummation of Agreement. Dr. Beazley and the PC shall use their best efforts to perform and fulfill all conditions and obligations on Dr. Beazley's or the PC's part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

                           ARTICLE 5.
                       COVENANTS OF OMEGA

      OMEGA hereby covenants and agrees with Dr. Beazley and the PC as follows:

      a.    Authorization from Others.  Prior to the Closing,  it
will  have  obtained all authorizations, consents and permits  of
others  required  to  permit  the  consummation  by  it  of   the
transactions contemplated by this Agreement.

      b. Consummation of Agreement. It shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.


                           ARTICLE 6.
               CONDITIONS TO OBLIGATIONS OF OMEGA

      The obligations of OMEGA to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this
Article VI will have been accomplished.

      a. Representations; Warranties; Covenants. Each of the representations and warranties of Dr. Beazley and the PC contained in Schedule 1 shall be true and correct as though made on and as of the Closing, and Dr. Beazley and the PC shall have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

      b. PC. Dr. Beazley shall have furnished to OMEGA: (i) a certificate of the State Secretary of State as to the legal existence and good standing of the PC as a professional corporation; and (ii) a copy of the resolutions adopted by the board of directors and stockholders of the PC authorizing and approving the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement.

      c. Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for OMEGA is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

     d. Notices. Dr. Beazley shall, at OMEGA's expense, notify all patients and obligors of accounts receivable, and third party payors and others designated by OMEGA of the Asset purchase and the other transactions contemplated hereunder pursuant to notices substantially in the form collectively attached hereto as Exhibit C.

      e. Financial Condition. The financial condition of the Orthodontic Practice shall not be materially adversely different from the Financial Statement, as determined by OMEGA. During the period from the date of the Financial Statement to the Closing, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of the Orthodontic Practice, nor any material loss or damage to the Assets, whether or not insured, which materially affects the ability of the Orthodontic Practice to conduct its business. Dr. Beazley shall have delivered to OMEGA a certificate, dated the date of Closing, to the foregoing effect, and further to the effect that there are no Accounts Payable or other liabilities as of the date of Closing that are not reflected on the Financial Statement other than those which have been disclosed in writing to and accepted in writing by OMEGA and which incurred since the date of the Financial Statement in the ordinary course of business.

      f. Due Diligence. OMEGA, acting in good faith and in its sole discretion, shall be reasonably satisfied with the results of its "Due Diligence" on the PC as not reflecting any data or information which individually or in the aggregate, if previously disclosed, would have indicated that there was a material adverse change in the business of the Orthodontic Practice or in the condition or prospects (financial or otherwise) of the Assets from the information provided prior to the date hereof. As used herein, Due Diligence shall mean, without limitation, the results of any matters (financial or otherwise) related to, or otherwise deemed material by OMEGA, regarding the PC and Dr. Beazley, including without limitation location of the Orthodontic Office and its demographics, the leases, the Equipment, insurance, licensing, malpractice issues, liabilities, compliance with laws and regulations and health surveys.

                           ARTICLE 7.
      CONDITIONS TO OBLIGATIONS OF DR. BEAZLEY AND THE PC

      The obligations of Dr. Beazley and the PC to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article VII will have been accomplished.

      a. Representations; Warranties; Covenants. Each of the representations and warranties of OMEGA contained in Schedule 2 shall be true and correct as though made on and as of the Closing and OMEGA shall have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

      b. Other Agreements. OMEGA shall have executed and delivered to Dr. Beazley and the PC a Management Services Agreement and a Stock Put/Call Option and Successor Designation Agreement, each having substantially the terms and conditions of the forms collectively attached hereto as Exhibit E.

      c. Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for Dr. Beazley and the PC is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

                           ARTICLE 8.
                   OBLIGATIONS AFTER CLOSING

      a.   OMEGA Exceptional Practice and the Report Suggestions.
On and after the Closing, Dr. Beazley agrees to cause the PC to implement the suggestions in the Report and the concepts of OMEGA's Exceptional Practice.

      b. Books and Records. OMEGA shall permit Dr. Beazley, his accountants and attorneys, reasonable access to books and records of the PC for the purpose of preparing such tax returns of Dr. Beazley as may be required after the Closing and for other proper purposes approved by OMEGA.

      c. License. Dr. Beazley shall maintain all licenses necessary to practice orthodontics in the State. Dr. Beazley shall not commit or fail to commit any act which would cause Dr. Beazley or the PC to suffer the revocation, suspension or limitation of Dr. Beazley's or the PC's license.

                           ARTICLE 9.
                        INDEMNIFICATION.

      a. Indemnification By Dr. Beazley and the PC. Subject to the limitations set forth in Section 9.3, Dr. Beazley and the PC jointly and severally agree to defend, indemnify and hold OMEGA harmless from and against any damages, liabilities, losses and expenses (including reasonable attorneys' fees) of any kind or nature whatsoever which may be sustained or suffered by OMEGA based upon a breach of any representation, warranty or covenant made by Dr. Beazley or the PC in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants. OMEGA may at its option recover such indemnification claims by OMEGA from Dr. Beazley, the PC and its transferees in liquidation at any time or times for recovery of indemnification claims.

      b. Indemnification By OMEGA. Subject to the limitations set forth in Section 9.3, OMEGA agrees to defend, indemnify and hold Dr. Beazley harmless from and against any damages, liabilities, losses and expenses (including reasonable attorneys'
fees) of any kind or nature whatsoever which may be sustained or suffered by Dr. Beazley based upon a breach of any representation, warranty or covenant made by OMEGA in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.


     c.   Exclusions.  Notwithstanding Sections 9.1 and 9.2:

           i. no indemnification shall be payable to the extent any claim is covered by insurance; and

           ii. no indemnification shall be payable with respect to claims asserted more than five (5) years after the Closing.

      d. Notice; Defense of Claims. Prompt written notice of each claim for indemnification hereunder shall be given to the other party, specifying the amount and nature of the claim, and of any matter which in the opinion of the claimant is likely to give rise to an indemnification claim. The indemnifying party shall have the right to participate at its own expense in the defense of any such matter or its settlement. If, in the opinion of the indemnified party, its financial condition or business would not be impaired thereby, such party may authorize the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give notice of a matter which may give rise to an indemnification claim shall not affect the rights of any party to collect such claim from the other party or its transferees in liquidation.

      e. Payment of Claims; Alternative Dispute Resolution. Indemnification claims by OMEGA shall be paid or otherwise satisfied by Dr. Beazley and the PC, or the PC's transferees in liquidation, within 30 days after notice thereof is given by OMEGA. In the event Dr. Beazley or the PC indicates in a writing delivered to OMEGA that he or it disputes the nature or amount of the claim, the dispute, upon the election of any party hereto after said 30-day period, shall be referred to the American Arbitration Association to be settled by alternative dispute resolution in Los Angeles, California in accordance with the commercial alternative dispute resolution rules of said Association, with the fees and expenses thereof to be borne 50% by OMEGA and 50% by Dr. Beazley and the PC.

                          ARTICLE 10.
                         MISCELLANEOUS

     a.   Termination.

           i. At any time prior to the Closing, this Agreement may be terminated: (i) by mutual consent of OMEGA and the PC, with the approval of their respective boards of directors or members, (ii) by either OMEGA or Dr. Beazley and the PC if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein, (iii) by OMEGA if the conditions stated in Article VI have not been satisfied at or prior to the Closing, or (iv) by Dr. Beazley if the conditions stated in Article VII have not been satisfied at or prior to the Closing.

           ii. Upon any such termination, all obligations of the parties hereunder shall terminate without any further liability of either party to the other, except that each party shall remain obligated in respect of the provisions of Section 10.3 and 10.7 which shall survive any such termination.

      b. Survival of Warranties and Other Obligations. All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

      c. Fees and Expenses. Each of the parties will bear its or his own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

       d. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission) addressed as provided below and if either
(a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or sent by reputable overnight courier:

          If to Dr. Beazley or the PC, to:

          William W. Beazley, D.D.S.
          5400 Balboa Boulevard, Suite 321
          Encino, California 91316-1596

          If to OMEGA, to:

          Omega Orthodontics, Inc.
          3621 Silver Spur Lane
          Acton, California  93510
          Attn:   Robert Schulhof

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

      e.    Entire  Agreement.   This  Agreement  (including  all
exhibits or schedules appended to this Agreement and all documents delivered pursuant to the provisions of this Agreement, all of which are hereby incorporated herein by reference) together with the Management Services Agreement and the Stock
Put/Call Option and Successor Designation Agreement (including all exhibits and schedules thereto), taken together, constitute the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or therein.

     f. Binding Agreement, Successors. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties without the prior written consent of all the other parties; provided further that OMEGA shall be permitted to assign its rights and obligations hereunder without the consent of the PC to any person, firm or corporation controlled by OMEGA, controlling OMEGA or under common control with OMEGA.

       g.     Confidentiality.  As  used  herein,   "Confidential
Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which: (i) became available to the public other than as a result of such party's violation of this Agreement, (ii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or (iii) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose any Confidential Information, except to its Representatives and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

      h. Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of Delaware and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

       i. Referrals. Nothing in this Agreement shall be construed as an offer or payment to the other party or any affiliate of the other party of any cash or other remuneration whether directly or indirectly, overtly or covertly, specifically for patient referrals or for recommending or arranging the purchase, lease or order of any item or service. The
Consideration to be received upon consummation of the Merger represents the fair market value of the Orthodontic Practice and is not in any way related to or dependent upon referrals by and between OMEGA and Dr. Beazley or the PC.

      j. Further Assurances. Following the execution of this Agreement, Dr. Beazley and the PC, on the one hand, and OMEGA, on the other hand, each agrees:

           i. to deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement, and the transactions contemplated herein;

           ii. to confer on a regular basis with the other, report on material operational matters and promptly advise the other orally or in writing of any change or event resulting in or which, insofar as can reasonably be foreseen could result in, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; and

           iii. to provide the other (or its counsel) promptly with copies of all filings made by such party with any state or federal governmental agency in connection with this Agreement or the transactions contemplated hereby.

     k. Counterparts; Section Headings; Gender. This Agreement may be executed, accepted and delivered in any number of counterparts, but all counterparts shall together constitute but one and the same instrument. The underlined section headings are inserted for convenience of reference only and are not to be construed as part of this Agreement. The use of the masculine or neuter gender includes each of the other genders.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                              WILLIAM W. BEAZLEY, D.D.S., INC.


                              By:  /s/ William W. Beazley, D.D.S.
                                   William  W.  Beazley,  D.D.S.,
President


                                   /s/ William W. Beazley, D.D.S.
                              William W. Beazley, D.D.S.

                              OMEGA ORTHODONTICS, INC.


                              By   /s/ Robert J. Schulhof
                                   Robert J. Schulhof
                                Its:        President  and  Chief
Executive Officer
                                   Duly Authorized
                            Exhibit A

                       Financial Statement

                            Exhibit B

                  Allocation of Purchase Price


Tangible Assets listed in Schedule II to the Bill of Sale
$35,000

Accounts Receivable
$65,000

Goodwill
$1,360,000


                            Exhibit C

                             Notices

                            Exhibit D

                   Bill of Sale and Assignment
                   BILL OF SALE AND ASSIGNMENT

     The undersigned, William W. Beazley, D.D.S., Inc. (the "PC") for good and valuable consideration the receipt of which is hereby acknowledged, hereby sells, assigns, transfers, delivers and conveys to OMEGA Orthodontics, Inc., a Delaware corporation, having a usual place of business in Acton, California ("OMEGA"), all of his right, title and interest in and to the assets of the orthodontic practice owned and operated by the PC (the
"Orthodontic Practice") at 5400 Balboa Boulevard, Suite 321, Encino, California 91316-1596, wheresoever situated and whether or not specifically referred to herein, including without limitation the assets listed and described in Schedule II attached hereto (such assets and rights of the PC are collectively referred to as the "Assets"), excepting therefrom the assets listed on Schedule I (the "Excluded Assets"), attached hereto and made a part hereof, and including without limitation, the following Assets:

      (a)   a  lease at 5400 Balboa Boulevard, Suite 321, Encino,
California 91316-1596 (the "Orthodontic Office"), including all rights and remedies (the Lease");

      (b) all machinery and equipment ("Equipment"), books and records used or owned by the Orthodontic Practice and all other tangible and intangible personal property at or related to the Orthodontic Office, whether or not located at the Orthodontic Office, or to the Orthodontic Practice conducted therein, whether or not located at the Orthodontic Office;

       (c) all contracts, licenses, permits, registrations, authorizations, leases, subleases, commitments, purchase orders, contracts to purchase materials, contracts to perform or receive services (including work in process) and supplies, and all other agreements (whether written or oral) relating to the Orthodontic Practice listed on the attached Exhibit Y (the "Contracts");

      (d) all prepaid claims, prepaid taxes and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by the PC to any other person relating to Orthodontic Practice;

      (e) all Accounts Receivable of the PC on the close of business on the Closing Date and the PC's right to reimbursement for all professional services provided to managed care and fee-for-services patients. "Accounts Receivable" shall include all rights to payment for goods or services rendered, and all other obligations and receivables from others, no matter how evidenced relating to the Practice, including purchase orders, notes, instruments, drafts and acceptances and all guarantees of the foregoing, and security therefor, relating to the Practice; and

      (f)   any  rights  of  William  W.  Beazley,  D.D.S.  ("Dr.
Beazley") or the PC pertaining to any counterclaims, set-offs or defenses Dr. Beazley or the PC may have with respect to any of the liabilities assumed by OMEGA.

      The PC represents that it has good and marketable title  in fee  simple  to  all  of  the Assets, free and  clear  of  liens,
encumbrances,  restrictions or claims of any kind.   All  of  the
Assets are provided "as is."

      OMEGA assumes and agrees to pay, perform and discharge, and indemnify and hold the PC and Dr. Beazley harmless from and against obligations and liabilities under the Lease and the Contracts arising on and after the Effective Time, and no other obligations and liabilities of the PC or Dr. Beazley (the "Assumed Liabilities").

     The assumption by OMEGA of the Assumed Liabilities shall not enlarge any rights or remedies of any third party under any Contract with Dr. Beazley or the PC. OMEGA agrees to indemnify, defend and hold Dr. Beazley and the PC and his or its employees, harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and costs) pertaining to the Assumed Liabilities.

      OMEGA, Dr. Beazley and the PC intend that OMEGA shall not assume or be obligated to pay, perform or discharge any of Dr. Beazley's or the PC's obligations other than the Assumed Liabilities. Except for the Assumed Liabilities, OMEGA, Dr. Beazley and the PC expressly agree OMEGA is acquiring the Assets free and clear of all liens, claims of any kind, encumbrances, and restrictions.

      This Bill of Sale and Assignment is executed and delivered in connection with an Affiliation Agreement and asset Purchase Agreement entered into by and between Dr. Beazley and the PC, on the one hand, and OMEGA, on the other hand, dated January 16, 1998.

      WITNESS the execution under seal this 16th day of January, 1998.

                              William W. Beazley, D.D.S., INC.




By:____________________________________
                                    William  W. Beazley,  D.D.S.,
President
                           Schedule I

                        Excluded Assets

     1.   All patient records, files and X-rays.

          2. All of the PC's goodwill, which may include location goodwill, name recognition goodwill, patient allegiance, etc.

          3.   Covenant Not to Compete of the PC.

          4. All business, financial and accounting records and books of account of the PC relating to the Practice exclusive of the PC's general ledger.

     5.   The following personal items of William W. Beazley:

          Framed diplomas (3)
          USC Clock
          Framed picture, Nell Revell, artist
          Tiffany Lamp
          Shell Box
          Books, pictures and memorabilia in bookcase
          Shells in display cases (4)
          Ships in display cases (4)
          Blue glass fish
                          Schedule II

                        Included Assets

Reception Room

2 - 6 foot couches
12 single seat side chairs (upholstered w/ wood arms)
2 large glass top tables w/ copper base
1 Oriental area rug
3 aquariums w/ equipment
     Decorative accessories (plants, shells)

Reception Desk

2 6/ section wall file cabinets
2 desk chairs (armless)
1 IBM Selectric II typewriter
2 AT&T Merlin System telephones
1 touch-tone telephone
1 stepping stool & (2) wastebaskets

Business Office

1 HP Laserjet Series II printer
1 Epson LX800 dot matrix printer
1 Compaq 286 CPU
1 Ortho II CPU
2 CRT monitors
2 keyboards (1/AST - 1/Compaq)
1 Brothers IntelliFax 680
1 IBM Selectric II typewriter
2 AT&T Merlin System telephones
1 AT&T 1343 answering machine
1 VeriFone credit card transmitter
4 desk chairs (w/arms)
3 wall pictures ("Walking the Line")
1 stepping stool & (2) wastebaskets

Doctors Office

1 desk
1 black leather desk chair
2 upholstered side chairs
2 upholstered/painted stools
1 wall mirror
2 x-ray view boxes
1 AT&T Merlin System telephone
1 wastebasket (wood)

Exam/Consultation Room

2 Revelation contour dental chairs
2  chairside units w/ cavitron units (1 /Dentsply 76 - 1 Dentsply
2002)
2 Dome dental chair lights
1 x-ray view box
1 Samsung TV/video player
1 wall picture

Operatory

5 SS White dental chairs
5 chairside units w/Dentsply 2002 cavitron units
5 Belmont dental lights (ceiling mounted)
2 Chemiclave 5000 autoclaves (Harvy)
1 L&R 2014 ultrasonic cleaner
2 Kerr inlay furnaces
1 Rocky Mountain spot welder
2 6 foot upholstered benches
2 wall pictures
1 AT&T Merlin System telephohne
 Middle Room

2 Revelation contour dental chairs
1 Canon NP1215 copy machine
1 4/drawer fireproof file cabinet (legal size/Schwab)

Miscellaneous (Swartz)

4 contour dental chairs
4 dental lights (ceiling mount)
4 chairside stools
4 chairside units
3 instrument cabinets
                           EXHIBIT Y

                       List of Contracts

1. Lease Agreement, by and between Encino Medical Plaza Co., a limited partnership, and William W. Beazley, D.D.S., Inc., dated
November 1, 1988, as amended to date.

2.   Ortho II Software Maintenance Agreement, dated April 1, 1997

                           EXHIBIT E

            Draft Management Services Agreement and
   Stock Put/Call Option and Successor Designation Agreement



                           SCHEDULE 1

               Representations and Warranties of
                Dr. Beazley and the PC to Omega

      William W. Beazley, D.D.S. ("Dr. Beazley") and William W. Beazley, D.D.S., Inc., a California professional corporation (the "PC") hereby represent and warrant to Omega Orthodontics, Inc., a Delaware corporation ("OMEGA"), as follows (all capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to such terms in the Affiliation Agreement and Asset Purchase Agreement, entered into as of January 16, 1998, by and between Dr. Beazley, the PC and OMEGA ("the Agreement")):

      1.    Organization.   The  PC is  duly  organized,  validly
existing and in good standing under the laws of the State of California.

       2.     The  Orthodontic  Practice.   The  Assets  of   the
Orthodontic Practice are owned 100% by the PC. The PC has the full power to conduct business as currently conducted by the Orthodontic Practice and to own and lease the property it purports to own or lease, as the case may be. All of the outstanding stock of the PC is owned by Dr. Beazley, free and clear of all liens, claims of any kind, encumbrances or other restrictions.

     3. Authorization of Transaction. All necessary action has been taken by Dr. Beazley to authorize the execution of the Agreement by Dr. Beazley and the PC, and the delivery and performance of the Agreement and the transactions contemplated thereby, and the Agreement is the valid and binding obligation of Dr. Beazley and the PC, enforceable against Dr. Beazley and the PC in accordance with its terms.

      4. Present Compliance with Obligations and Laws. Except as disclosed on Exhibit X attached to this Schedule, there is not: (a) a default in the performance of any obligation, agreement or condition of any debt instrument by Dr. Beazley or the PC which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any material indebtedness or terminate any right; (b) a default of or breach of (with or without the passage of time or the giving of notice) any other contract to which Dr. Beazley or the PC is a party or by which the PC's assets are bound; or (d) any violation of any law, regulation, administrative order or judicial order applicable to Dr. Beazley, or his or the PC's business or assets.

     5.   No Conflict of Transaction With Obligations and Laws.

          (a) Neither the execution, delivery and performance of the Agreement, nor the performance of the transactions contemplated thereby, will: (i) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Dr. Beazley or the PC is a party, or give any person the right to accelerate any indebtedness or terminate any right; (ii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Dr. Beazley or the PC is a party or by which the PC's assets are bound; or (iv) result in a violation of any law, regulation, administrative order or judicial order applicable to Dr. Beazley or the PC, or either of their business or assets.

           (b) Except as disclosed on the attached Exhibit X to this Schedule, the execution, delivery and performance of the
Agreement and the transactions contemplated thereby by Dr. Beazley and the PC do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority.

     6.   Investigations and Licenses.

          (a) Dr. Beazley and the PC have all necessary licenses to practice orthodontics in the State.

           (b) Neither Dr. Beazley nor the PC is subject to any investigation, whether threatened, current or pending, under which Dr. Beazley or the PC may be required to forfeit or suffer the revocation, suspension or limitation of Dr. Beazley's license to practice orthodontics and Dr. Beazley is not subject to any investigation, whether threatened, current or pending by a commercial third-party payor.

      7. Financial Statement. Attached as Exhibit A to the Agreement is the Financial Statement of the Orthodontic Practice. To the best knowledge of Dr. Beazley and the PC, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of the Orthodontic Practice at the date of such Statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

     8.   Property; Liens; Condition.

          (a) Except as set forth on Exhibit X to this Schedule, the PC has good and marketable title in fee simple to all of the Assets, including without limitation, all real and personal property, machinery and equipment used or owned by the Orthodontic Practice (the "Equipment"), free and clear of liens, encumbrances, restrictions or claims of any kind (the "Property"). All the Property owned or leased by the PC hereunder in "as is" condition.

           (b) No other person owns any of the assets necessary for the operation of the Orthodontic Practice. The Orthodontic
Practice does not operate any of its practice through any other entities or persons.

      9. Payment of Taxes. Dr. Beazley and the PC have filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed and has paid all taxes owing except taxes which have not yet accrued or otherwise become due for which adequate provision has been made in the Financial Statement. All transfer, excise or other taxes payable by reason of the Assets purchased pursuant to the Agreement shall be paid or provided for by Dr. Beazley and the PC after the Closing out of the Consideration to be received upon consummation of the Agreement.

     10.  Absence of Undisclosed Liabilities and Changes.

          (a) As of the date of the Financial Statement, neither Dr. Beazley nor the PC had any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due) relating to the Orthodontic Practice, except (i) liabilities stated or adequately reserved against on the Financial Statement, (ii) liabilities not in excess of $5,000 arising in the ordinary course of business, and (iii) liabilities disclosed in Exhibit X to this Schedule. There is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect, the business, properties, operations or condition of the Orthodontic Practice which has not been specifically disclosed in the Financial Statement or in Exhibit X to this Schedule.

          (b) Except as disclosed in Exhibit X to this Schedule, since the date of the Financial Statement there has not been:

                (i) any change in the financial condition, properties, assets, liabilities, business or operations of the PC or the Orthodontic Practice, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the PC or the Orthodontic Practice;

                (ii) any mortgage, encumbrance or lien placed  on
any  of   the Property, or the property subject to any lease,  or
which remains in existence on the date hereof; or

                (iii) any obligation or liability incurred by Dr. Beazley or the PC relating to the Orthodontic Practice other than obligations and liabilities incurred in the ordinary course of business and disclosed on Exhibit X attached to this Schedule.

          (c) Except as described in Exhibit X to this Schedule, there are no accounts payable of the PC (not including payroll, "Accounts Payable") that accrued prior to the date hereof and which are unpaid as of such date.

      11. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding or investigation, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or governmental inquiry pending or, to the knowledge of Dr. Beazley, threatened against or involving Dr. Beazley, the PC or the Orthodontic Practice, and there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which the Orthodontic Practice, the PC or Dr. Beazley is a party which question the Agreement or affect the transactions contemplated thereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of Dr. Beazley, the PC or the Orthodontic Practice.

      12. Insurance. Dr. Beazley and the PC have possessed adequate occurrence professional liability coverage for the five
(5) years prior to the date of the Agreement protecting the Orthodontic Practice, the PC and Dr. Beazley from any professional malpractice liability that might arise because of the Orthodontic Practice's, the PC's or Dr. Beazley's practice activities over the preceding five (5) years. Prior to the Closing, the PC shall have obtained and shall continue to maintain, at its cost, Occurrence Medical Malpractice Liability Insurance for Dr. Beazley and the PC. The Orthodontic Practice possesses adequate insurance coverage for its Property.
                           EXHIBIT X

               Exceptions to Representations and
             Warranties of Dr.Beazley, the PC and
                 Orthodontic Practice to Omega


                           SCHEDULE 2

                Representations and Warranties of
                 Omega to Dr. Beazley and the PC

     Omega Orthodontics, Inc., a Delaware corporation ("OMEGA"), hereby represents and warrants to William W. Beazley, D.D.S.
("Dr. Beazley") and William W. Beazley, D.D.S., Inc., a
California professional corporation (the "PC") as follows:

     1. Organization of OMEGA. That it is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     2. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by it to authorize the execution, delivery and performance of the Affiliation Agreement and Asset Purchase Agreement, entered into as of January 16, 1998, by and between OMEGA, Dr. Beazley and the PC (the "Agreement"), and the Agreement is a valid and binding obligation of it enforceable against it in accordance with its terms, subject to laws of general application affecting creditor's rights generally.

     3. Litigation. There is no litigation pending or, to its knowledge, threatened against it which would prevent or hinder the consummation of the transactions contemplated by the Agreement.